Exhibit 99.1

For Immediate Release

Contact:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	EVP and Chief Financial Officer
(412) 856-0363	(412) 781-0320	(412) 856-0363

Standard AVB Financial Corp. Announces Listing on The NASDAQ Stock Market LLC

MONROEVILLE, PA, May 21, 2018 – Standard AVB Financial Corp. (the "Company"), announced today that it has received approval from The NASDAQ Stock Market LLC to list its common shares for trading on the Nasdaq Capital Market. The Company’s common stock will begin trading on the Nasdaq Capital Market under the symbol “STND” effective with the market opening on Friday, May 25, 2018. The Company is presently quoted on the OTCQX tier of the OTC Markets Group. Quotation of the Company’s common stock on OTCQX will cease effective with the beginning of trading on the Nasdaq Capital Market.

Timothy K. Zimmerman, Chief Executive Officer of the Company noted "We are excited by the many advantages to listing on Nasdaq, including the potential to broaden our shareholder base, the increased appeal of our Company stock to institutional investors, and improved liquidity. The Company has grown significantly as a result of the merger with Allegheny Valley and listing on Nasdaq is another important milestone."

About Standard AVB Financial Corp. and Standard Bank

Standard AVB Financial Corp., with total consolidated assets of $979.5 million at March 31, 2018, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland, and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender. For more information about the company, please refer to its website, www.standardbankpa.com.

Special Note Concerning Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. All statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from forward-looking statements. These factors include, among others, the following: national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in relevant accounting principles and guidelines; acquisitions and the integration of acquired businesses; credit risk management; asset/liability management; changes in the financial and securities markets, including changes with respect to the market value of our financial assets; the availability of and costs associated with sources of liquidity; and the ability of the Company to resolve or dispose of problem loans. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.